As filed with the Securities and Exchange Commission on March 3, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1221	73-1564280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2000 Long-Term Incentive Plan of Alliance Coal, LLC

(Full title of the plan)

R. Eberley Davis

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Stephen M. Gill

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Units representing limited partner interests	2,400,000 units	$40.42	$ 97,008,000	$ 6,917

(1)	The number of Common Units registered hereby is subject to adjustment to prevent dilution resulting from Common Unit splits, Common Unit dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933 (the “Securities Act”), based on the average of the high and low prices per Common Unit on the NASDAQ Global Select Market on February 25, 2010.

EXPLANATORY NOTE

On April 1, 2002, Alliance Resource Partners, L.P. (the “Partnership”) filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 600,000 common units representing limited partnership interests in the Partnership (“Common Units”) for issuance pursuant to the 2000 Long-Term Incentive Plan of Alliance Coal, LLC (as amended and restated prior to October 23, 2009, the “Plan”), subject to adjustment to prevent dilution resulting from Common Unit splits, Common Unit dividends or similar transactions. On September 15, 2005, the Partnership completed a two-for-one split of its Common Units, whereby holders of record at the close of business on September 2, 2005 received one additional Common Unit for each Common Unit owned on that date, which resulted in an additional 600,000 Common Units registered for issuance pursuant to the Plan to prevent dilution. On October 23, 2009, the unitholders of the Partnership approved an amendment to the Plan to make an additional 2,400,000 Common Units available for issuance under the Plan. Accordingly and pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 filed on April 1, 2002 (File No. 333-85258) are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Partnership with the Commission are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b) All documents filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement; and

(c) The description of the Partnership’s Common Units contained in its Registration Statement on Form S-3, filed with the Commission on April 10, 2009, and any amendment or report filed for the purpose of updating such description.

Item 6.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 7.7(a) of the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Partnership Agreement, all Indemnitees (as defined below) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than a General Partner (as defined below)) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Further, no indemnification pursuant to Section 7.7 shall be available to the General Partners with respect to their obligations incurred pursuant to the contribution and assumption agreement among the General Partners, the Partnership Group and certain other parties (other than obligations incurred by the General Partners on behalf of the Partnership Group). The Partnership Agreement defines an Indemnitee as: (i) the managing general partner of the Partnership (the “Managing General Partner”) and the special general partner of the Partnership (each a “General Partner,” and together, the “General Partners”), (ii) any former General Partner (a “Departing Partner”), (iii) any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was directly or indirectly an affiliate of a General Partner or any Departing Partner, (iv) any Person who is a current or former member, partner, officer, director, employee, agent or trustee of the Partnership, Alliance Resource Operating Partners, L.P., Alliance Coal, LLC and any subsidiary of any such entity (collectively, the “Partnership Group”), a General Partner or any Departing Partner or any affiliate of any member of the Partnership Group (a “Group Member”) and (v) any Person who is or was serving at the request of a General Partner, any Departing Partner or any such affiliate as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person. Any indemnification pursuant to Section 7.7 shall be made only out of the assets of the Partnership. The General Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee, who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding, shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7.

Section 7.7(g) of the Partnership Agreement states that an Indemnitee shall not be denied indemnification in whole or in part under Section 7.7 because the Indemnitee has an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement.

Section 7.8(a) of the Partnership Agreement provides that, notwithstanding anything to the contrary set forth in the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

Section 7.8(b) of the Partnership Agreement states that the Managing General Partner, subject to its obligations and duties as Managing General Partner set forth in Section 7.1(a) of the Partnership Agreement, may exercise any of the powers granted to it by the Partnership Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.

Additionally, Section 7.8(c) provides that, to the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the partners, the General Partners and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any partner for its good faith reliance on the provisions of the Partnership Agreement. The provisions of the Partnership Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the partners to replace such other duties and liabilities of such Indemnitee.

Item 8.	Exhibits.

Number	Exhibit

4.1	Form of Common Unit Certificate (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K of Alliance Resource Partners, L.P. filed on October 27, 2005)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of securities being registered

23.1*	Consent of Deloitte and Touche LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on March 3, 2010.

ALLIANCE RESOURCE PARTNERS, L.P.

By:	Alliance Resource Management GP, LLC,
its Managing General Partner

By:	/S/ JOSEPH W. CRAFT III
Name:	Joseph W. Craft III
Title:	President, Chief Executive Officer and Director

Each person whose signature appears below appoints R. Eberley Davis, Brian L. Cantrell and Joseph W. Craft, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and directors of Alliance Resource Management GP, LLC, as managing general partner of Alliance Resource Partners, L.P., the registrant, in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH W. CRAFT III Joseph W. Craft III	President, Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2010

/S/ BRIAN L. CANTRELL Brian L. Cantrell	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	March 3, 2010

/S/ MICHAEL J. HALL Michael J. Hall	Director	March 3, 2010

/S/ JOHN P. NEAFSEY John P. Neafsey	Chairman of the Board of Directors	March 3, 2010

/S/ JOHN H. ROBINSON John H. Robinson	Director	March 3, 2010

/S/ WILSON M. TORRENCE Wilson M. Torrence	Director	March 3, 2010

/S/ CHARLES R. WESLEY Charles R. Wesley	Executive Vice President and Director	March 3, 2010

EXHIBIT INDEX

Number	Exhibit

4.1	Form of Common Unit Certificate (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K of Alliance Resource Partners, L.P. filed on October 27, 2005)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of securities being registered

23.1*	Consent of Deloitte and Touche LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.